EXHIBIT 99.2

Unaudited Pro Forma Condensed Consolidated Financial Information

As of and for the Year Ended December 31, 2003

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2003 and the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 reflect the pro forma consolidation of the historical financial statements of CommScope, Inc. (“CommScope”) as of and for the year ended December 31, 2003 and of Avaya Connectivity Solutions (“ACS”), a business unit of Avaya Inc. (“Avaya”), as of and for the year ended September 30, 2003, after adjusting for the effect of the acquisition using the purchase method of accounting.  The pro forma acquisition adjustments appearing on the unaudited pro forma condensed consolidated balance sheet are computed as if the acquisition occurred on December 31, 2003, and the pro forma acquisition adjustments appearing on the unaudited pro forma condensed consolidated statement of operations are computed as if the acquisition occurred on January 1, 2003, including a full year of operations for ACS.

The pro forma financial information of CommScope with respect to the acquisition of ACS, as reflected herein, is intended to provide information regarding how CommScope might have looked if the acquisition had occurred as of the dates indicated in such information.  The pro forma information is based on the historical results of ACS as a division of Avaya, however, and therefore may not be indicative of the actual results of ACS when operated as part of CommScope.  Moreover, the pro forma information does not reflect all of the changes that may result from the acquisition, including, but not limited to, challenges of transition, integration and restructuring associated with the transaction; challenges of achieving anticipated synergies; ability to retain qualified employees and existing business alliances; maintaining satisfactory relationships with represented employees; and customer demand for ACS products.  The pro forma adjustments to the balance sheet and statement of operations represent management’s best estimates based on information available at the time the pro forma information was prepared and may differ from the adjustments that may actually be required.  Accordingly, the pro forma financial information should not be relied upon as being indicative of the historical results that would have been realized had the acquisition occurred as of the dates indicated or that may be achieved in the future.

This unaudited pro forma condensed consolidated balance sheet reflects a purchase price allocation based on preliminary estimates of the fair values of certain assets and liabilities.  The fair values of certain of these assets and liabilities are based on information provided by Avaya, which has not been completely finalized as of the date of this Form 8-K/A.  In addition, the values reported herein for property, plant and equipment, other intangible assets and pension and postretirement benefit liabilities are estimates based on preliminary third party valuations.  These values are subject to change until these third party valuations have been finalized, and changes in these values could have a material impact on the purchase price allocation.  Until this purchase price allocation is finalized, there may be material adjustments to the fair values of the assets and liabilities disclosed in this preliminary unaudited pro forma condensed consolidated balance sheet.

The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of the operating results that would have occurred had the acquisition occurred on January 1, 2003, nor is it necessarily indicative of the future operating results of the consolidated companies.  The following unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited financial statements of CommScope on Form 10-K/A and of ACS, which are included as an exhibit herein, including the notes thereto.

CommScope, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2003

(in thousands)

	CommScope as of December 31, 2003	ACS as of September 30, 2003	Excluded Assets and Liabilities		Financing Adjustments		Acquisition Adjustments		Consolidated Pro Forma
Assets:

Cash and cash equivalents	$206,038	$—	$—		$100,000	(7)	$(250,000	)(1)	$44,538
					(4,500	)(7)	(7,000	)(1)
Accounts receivable, less allowance for doubtful accounts	69,461	65,075	—		—		(2,905	)(8)	131,631
Inventories	32,723	143,263	—		—		(15,178	)(3)	170,506
							9,698	(4)
Prepaid expenses and other current assets	8,389	34,715	(22,822	)(2)	—		(9,698	)(4)	22,444
							11,860	(1)
Deferred income taxes	14,061	29,037	(29,037	)(2)	—		—		14,061

Total current assets	330,672	272,090	(51,859)		95,500		(263,223)		383,180

Property, plant and equipment, net	176,290	179,064	—		—		(13,248	)(5)	342,106
Goodwill	151,368	—	—		—		—		151,368
Other intangibles	6,330	7,377	(7,377	)(2)	—		82,453	(5)	88,783
Deferred income taxes	44,756	6,846	(6,846	)(2)	—		—		44,756
Investment in and advances to OFS BrightWave, LLC	13,361	—	—		—		—		13,361
Other assets	17,004	520	63	(2)	4,500	(7)	—		22,087

Total Assets	$739,781	$465,897	$(66,019)		$100,000		$(194,018)		$1,045,641

Liabilities and Stockholders’ Equity:

Accounts payable	$14,659	$47,698	$—		$—		$(2,905	)(8)	$59,452
Other accrued liabilities	35,377	57,392	(11,978	)(2)	—		500	(1)	81,291
Current portion of long-term debt	—	—	—		23,000	(7)	—		23,000

Total current liabilities	50,036	105,090	(11,978)		23,000		(2,405)		163,743

Long-term debt, less current portion	183,300	—	—		77,000	(7)	—		260,300
Pension and postretirement benefit obligations	—	73,460	(7,460	)(2)	—		7,319	(6)	73,319
Other noncurrent liabilities	50,739	11,983	(7,469	)(2)	—		1,960	(5)	57,213

Total Liabilities	284,075	190,533	(26,907)		100,000		6,874		554,575

Minority interest in consolidated joint ventures	—	3,007	—		—		—		3,007

Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—	—		—		—		—
Common stock	619	—	—		—		18	(1)	637
Additional paid-in capital	384,889	—	—		—		32,835	(1)	417,224
							(500	)(1)
Total invested equity	—	272,357	(39,112	)(2)			(233,245	)(2)	—
Retained earnings	90,955	—	—		—		—		90,955
Accumulated other comprehensive loss	(7,533)	—	—		—		—		(7,533)
Treasury stock	(13,224)	—	—		—		—		(13,224)
Total Stockholders’ Equity	455,706	272,357	(39,112)		—		(200,892)		488,059

Total Liabilities and Stockholders’ Equity	$739,781	$465,897	$(66,019)		$100,000		$(194,018)		$1,045,641

See notes to unaudited pro forma condensed consolidated financial information.

CommScope, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2003
(in thousands, except per share amounts)

	CommScope year ended December 31, 2003	ACS year ended September 30, 2003		Financing Adjustments		Acquisition Adjustments		Consolidated Pro Forma

Net sales	$573,260	$541,700		$—		$(19,666	)(8)	$1,095,294

Operating costs and expenses:
Cost of sales	458,620	398,650		—		(18,709	)(8)	836,019
						1,913	(10)
						(12,559	)(11)
						8,104	(12)
Selling, general and administrative	85,702	105,076		—		(1,395	)(11)	190,003
						900	(12)
						(280	)(13)
Research and development	6,164	29,335		—		—		35,499
Impairment charges for fixed assets	31,728	—		—		—		31,728
Total operating costs and expenses	582,214	533,061		—		(22,026)		1,093,249

Operating income (loss)	(8,954)	8,639		—		2,360		2,045
Other income, net	799	11,048	(17)	—		—		11,847
Interest expense	(8,596)	—		(4,353	)(9)	—		(12,949)
Interest income	2,762	—		—		(2,762	)(14)	—

Income (loss) before income taxes and equity in losses of OFS BrightWave, LLC	(13,989)	19,687		(4,353)		(402)		943
Income tax benefit (expense)	5,174	(719)		1,610	(15)	149	(15)	(348)
						(6,562	)(15)

Income (loss) before equity in losses of OFS BrightWave, LLC	(8,815)	18,968		(2,743)		(6,815)		595
Equity in losses of OFS BrightWave, LLC	(61,745)	—		—		—		(61,745)

Net income (loss)	$(70,560)	$18,968		$(2,743)		$(6,815)		$(61,150)

Net income (loss) per share:
Basic	$(1.19)							$(1.00)
Assuming dilution	$(1.19)							$(1.00)

Weighted average shares outstanding:
Basic	59,231					1,762	(16)	60,993
Assuming dilution	59,231					1,762	(16)	60,993

See notes to unaudited pro forma condensed consolidated financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
As of and for the Year Ended December 31, 2003

1.     Basis of Presentation and Acquisition Information

On January 31, 2004, CommScope acquired the Connectivity Solutions business of Avaya Inc. (“ACS”).  Under the terms of the Asset Purchase Agreement, CommScope acquired substantially all of the assets, subject to specified current liabilities, of ACS for $250 million in cash and 1,761,538 shares of CommScope’s common stock, par value $0.01 per share.  The purchase price is subject to post closing adjustments for working capital, certain information technology costs and employee benefit obligations as well as the closings of the acquisition of certain international operations that are expected to occur later in 2004.  The cash component of the transaction was funded primarily from CommScope’s existing cash balances and through $100 million of borrowings under CommScope’s new 5-year $185 million senior secured credit facility (the “Credit Agreement”).  As part of the transaction, CommScope also assumed approximately $65 million of other specified liabilities of ACS, primarily related to employee benefits.

The new Credit Agreement, which amended and restated CommScope’s previous secured credit facility, is comprised of a $75 million term loan and a $110 million revolving credit facility maturing on January 31, 2009.  The term loan facility is required to be repaid by CommScope in consecutive quarterly installments of $3.75 million from March 31, 2004 to September 30, 2004, $11.75 million on December 31, 2004 and $3.25 million on each quarterly payment date thereafter with a final payment of all outstanding principal and interest on December 31, 2008.  The interest rate on the $75 million term loan facility is, at CommScope’s option, either the Eurodollar rate plus 2.250% to 3.250%, or the Alternative Base Rate plus 0.750% to 1.750%, in each case based on the Company’s fixed charge coverage ratio.  The interest rate on the $110 million revolving credit facility is, at CommScope’s option, either the Eurodollar rate plus 2.00% to 3.00% or the Alternative Base Rate plus 0.500% to 1.500%, in each case based on CommScope’s fixed charge coverage ratio.

The unaudited pro forma condensed consolidated financial information gives effect to CommScope’s acquisition of ACS in a business combination accounted for under the purchase method of accounting.  Except as discussed in the notes below, there are no pro forma adjustments to other asset or liability groups, and the book values approximate fair market values.  Identifiable intangible assets with finite useful lives are amortized over their estimated useful lives under the purchase method of accounting.  Identifiable intangible assets with indefinite lives are not amortized, but instead shall be tested for impairment at least annually.  If the carrying amount of either a finite- or indefinite-lived intangible asset is subsequently determined to exceed its fair value, an impairment loss shall be recognized in an amount equal to that excess.

The unaudited pro forma condensed consolidated balance sheet assumes the acquisition occurred on December 31, 2003 and the unaudited pro forma condensed consolidated statement of operations assumes the acquisition occurred on January 1, 2003.

The pro forma estimate of the total purchase price paid by CommScope in connection with the acquisition of ACS is as follows (in thousands):

Cash paid to Avaya	$250,000
Estimated fair value of CommScope common stock issued to Avaya (a)	32,853
Estimated direct costs of acquisition (b)	7,000
Estimated purchase price adjustments (c)	(11,860)
Total estimated purchase price	$277,993

(a)   The estimated fair value of the 1,761,538 shares of CommScope common stock, par value $0.01 per share, issued to Avaya was $18.65 per share, which is the 5-day average market price beginning on the second trading day prior to the January 31, 2004 transaction date and ending on the third trading day after such transaction date.  The future cost to register this common stock is estimated at $500,000 and has been reflected in the unaudited condensed consolidated balance sheet as a liability and a reduction of paid-in capital.

(b)   The estimated direct costs of acquisition are primarily related to third party advisory, legal and accounting costs paid by CommScope in conjunction with the acquisition of ACS.

(c)   These purchase price adjustments are described in the Asset Purchase Agreement and primarily relate to the amount by which the estimated pension and postretirement liabilities exceed the maximum amount which CommScope agreed to assume from Avaya.

The unaudited pro forma condensed consolidated statement of operations excludes certain one-time, nonrecurring charges and credits resulting directly from the transaction since they are not expected to impact ongoing operations subsequent to the first twelve months following the date of acquisition.  Estimated transition and other costs related to the acquisition of ACS are expected to be approximately $25 million, primarily in the first half of the year, mainly for information technology, transition services and other acquisition-related costs.  In addition, the write-off of in-process research and development assets is estimated to be approximately $3.7 million in the first quarter following the acquisition.  The pro forma statement of operations also does not reflect the effect on operations of the adjustment of ACS inventories to fair value (see Note 3), which is expected to significantly affect cost of sales primarily during the first six months of operations as those inventories are sold.

Additionally, the unaudited pro forma condensed consolidated statement of operations reflects approximately $48 million of corporate overhead costs allocated by Avaya to ACS, primarily in selling, general and administrative expense.  CommScope believes that it can provide corporate services for approximately $20 million less than the historical Avaya corporate overhead allocation.

2.     Reflects adjustment for excluded assets, liabilities and equity according to the Asset Purchase Agreement.  Amounts were provided by Avaya.

3.     Reflects the adjustment of inventories to fair value.  Raw materials inventory was valued at current replacement costs.  Finished goods inventory was valued at estimated selling prices less the sum of (a) costs of disposal and (b) a reasonable profit allowance for CommScope’s selling effort.  Work in process inventory was valued at estimated selling prices of finished goods less the sum of (a) costs to complete, (b) costs of disposal, and (c) a reasonable profit allowance for CommScope’s completing and selling effort based on profit for similar finished goods.  The pro forma reduction in inventories from their historical costs represents the net effect of the write-up of certain inventories to fair value and the write-down of certain finished goods based on uncertainty about CommScope’s ability to market these products.

4.     Reflects the reclassification of inventory held by significant channel distributors and in-transit inventory from other current assets to inventory to conform to CommScope’s presentation.

5.     Reflects the adjustment of property, plant and equipment to fair value and the establishment of intangible assets and an unfavorable lease liability at fair value.  The unfavorable lease liability relates to ACS’s divisional headquarters, which are located in a leased facility in Richardson, Texas.

The estimated fair values and useful lives reflected below were determined based on third party appraisals commissioned by CommScope and, except for the unfavorable lease liability, have been adjusted on a pro rata basis by CommScope to reflect the allocation of the excess of the fair value of net assets acquired over the acquisition cost.  These fair values and useful lives have not been finalized by these third parties and are therefore unaudited and subject to further adjustment, which could materially affect the estimates of depreciation and amortization reflected in the pro forma financial statements included herein.

	Estimated Fair Value	Estimated Useful Life
	(thousands)	(years)

Land	$28,100	—
Land improvements	6,015	9
Buildings and building improvements	39,015	20
Machinery and equipment	92,686	7

Total property, plant and equipment of ACS, at estimated fair value	$165,816

Property, plant and equipment of ACS at historical cost	179,064

Pro forma adjustment	$(13,248)

Developed technologies (for internal use)	$28,334	9
Developed technologies (for external use)	16,389	14
Customer base	11,800	9
Favorable contracts	8,813	3
Other	1,311	3

Total amortizable intangible assets of ACS, at estimated fair value	$66,647	7

Trademarks	12,091	—
In-process research and development	3,715	—

Total other intangible assets of ACS, at estimated fair value	$82,453

Unfavorable lease liability	$1,960	7

6.     Reflects the estimated fair value of a postretirement medical benefit liability for certain ACS management employees.  CommScope currently expects to establish this plan for certain management employees of ACS and will credit those eligible employees with prior service rendered to Avaya and its predecessor companies as required in the Asset Purchase Agreement.

7.     Reflects adjustment to record borrowings by CommScope under its new Credit Agreement to partially fund the acquisition of ACS, as discussed more fully in Note 1 above.  CommScope is required to repay $23 million of the term loan facility in the first year.  In addition, CommScope has recorded an estimate of $4.5 million related to long-term financing costs associated with this new Credit Agreement.

8.     Reflects the elimination of CommScope’s accounts receivable from ACS offset by the elimination of ACS’s accounts payable to CommScope.  In addition, sales from CommScope to ACS have been eliminated against cost of sales, net of intercompany profit in inventory of approximately $1.0 million.

9.     Reflects estimated interest expense and amortization of long-term financing costs related to additional borrowings used to partially fund the acquisition of ACS.  The weighted average interest rate used to calculate pro forma interest expense, including fee amortization, for the $100 million of additional borrowings under the Amended and Restated Credit Agreement was estimated to be approximately 3.72%.

10.   Reflects the additional net periodic benefit cost during the period presented herein related to the pension and postretirement medical benefit plans for ACS represented employees assumed by CommScope.  This additional cost is based on the changes in estimates for the discount rate and demographics from the date last valued by Avaya to the date of these pro forma financial statements.  The estimated pro forma net periodic benefit cost related to the postretirement medical benefit plan for certain ACS management employees, as discussed in Note 6 above, is not reflected in this pro forma information because it is not expected to be significantly different than the amount of net periodic benefit cost for the similar plan provided by Avaya and included in ACS’s historical financial statements included elsewhere herein.

11.   Reflects the estimated adjustment to depreciation expense during the period presented herein resulting from the write-down of property, plant and equipment to fair value and related changes in expected useful life assumptions, based on third party appraisals commissioned by CommScope.  Estimated weighted average useful lives used to calculate pro forma depreciation expense are disclosed in Note 5.  The classification of depreciation expense within cost of sales and selling, general and administrative expense is based on management’s best estimate.

12.   Reflects the estimated amortization expense during the period presented herein associated with amortizable intangible assets, which have been identified and recorded at fair value and amortized over their expected useful lives, based on third party appraisals commissioned by CommScope.  Estimated weighted average useful lives used to calculate pro forma amortization expense are disclosed in Note 5.  The classification of amortization expense within cost of sales and selling, general and administrative expense is based on management’s best estimate.

13.   Reflects amortization of the fair value of the unfavorable lease liability related to ACS’s divisional headquarters in Richardson, Texas.  This unfavorable lease liability is expected to be amortized over the remaining 7-year term of the lease, resulting in a reduction of lease expense within selling, general and administrative expense.

14.   Reflects estimated interest that would not have been earned by CommScope as a result of the $150 million cash payment to Avaya for the ACS acquisition, as if the transaction had occurred on January 1, 2003.  Based on the level of CommScope’s average outstanding cash balance during the year ended December 31, 2003, CommScope estimates that it would have earned no interest income during such period, on a pro forma basis.

15.   Income tax expense in these pro forma financial statements is reflected at the statutory rate of 37%, which represents a federal statutory rate of 35% and a weighted average state statutory rate of 2%.  The pro forma statement of operations reflects an additional acquisition adjustment of $6.5 million for income tax expense required to adjust income taxes recorded in the historical financial statements of ACS to CommScope’s statutory income tax rate.

16.   Weighted average shares outstanding for basic and diluted net income (loss) per share have been adjusted to reflect the pro forma issuance of 1,761,538 shares as of January 1, 2003 to Avaya as part of the purchase price to acquire ACS.

17.   Includes a one-time gain from the sale by ACS of a tract of land in the amount of approximately $13 million, included in other income, net.